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                                                                   EXHIBIT 23.1



                          Independent Auditors' Consent



The Board of Directors
Inland Retail Real Estate Trust, Inc.:

We consent to the use of our report dated February 1, 2002, except as to Note 14, which is as of February 18, 2002 related to the consolidated balance sheets of Inland Retail Real Estate Trust, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, and our report dated March 14, 2002 related to the combined historical summary of gross income and direct operating expenses of The Thomas Properties Acquired in 2002 for the year ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-11.

KPMG LLP



Chicago, Illinois
April 10, 2002